Texen Oil & Gas, Inc. Names John F. Templin, Ph.D. and Kjeld Werbes To Board of Directors; New Members Bring Additional Expertise in Oil & Gas Exploration and Regulatory Affairs to the Board.

HOUSTON, TX-- (BUSINESS WIRE)--May 16, 2003--Texen Oil & Gas, Inc. (OTCBB: TXEO), a development-stage oil and gas exploration & production company, today announced the appointment of John F. Templin, Ph.D. and Kjeld Werbes to the Company's Board of Directors. Dr. Templin will serve as President of the company and Mr. Werbes will serve as Corporate Secretary. Robert Baker will remain as CEO.

Dr. Templin served as President and Director of International Operations, and then CEO and Chairman of the Board for Petro Sources International, Inc. for over sixteen years. Dr. Templin is a petroleum geologist with extensive background and experience in both Gulf Coast USA, Texas, Louisiana, Arkansas, and Australian oil and gas exploration and production. Dr. Templin enjoys extensive foreign contacts. Dr. Templin has been actively involved in the Oil & Gas Industry since 1976. Dr. Templin has generated and directed multi-million dollar oil and gas exploration projects worldwide. Dr. Templin uses sophisticated internet techniques and applications to supervise, direct and manage both technical and support personnel in satellite offices often located in remote regions of the world. Dr. Templin understands and effectively utilizes high-powered Astate of the art@ computer equipment and processing software to assist exploration efforts. Dr. Templin has acquired, processed and integrated land-sat imagery, gravity, magnetic, seismic, and subsurface data with soil analysis, radiometrics and oil maturation studies to optimize exploration activities.

Dr. Templin has generated, acquired, and drilled oil and gas prospects in Louisiana, Texas, Arkansas, New Mexico, and Arizona, as well as in the Eromanga Basin of Queensland Australia, the Pedirka Basin in the Northern Territory, and the Canning Basin of Western Australia. Dr. Templin planned and coordinated all phases of the company's oil and gas investment strategies and is experienced in the supervision and management of multi-million dollar exploration programs including those involving international geological, geophysical and engineering exploration teams. Dr. Templin is experienced in drilling wildcat exploration wells on remote permit locations and has always satisfied all local, national and international regulatory bodies regarding drilling and concession activities.

Mr. Werbes has practiced law in the oil and gas industry for over 25 years. Over that time span, Mr. Werbes served on the board of numerous oil and gas companies. Mr. Werbes joined the board of Petrolia Oil & Gas Ltd. In the late 1980's. Following his appointment, Petrolia was granted listing status on the Toronto Stock Exchange with an oil and gas portfolio valued at approximately CDN$15,000,000.

In 1993, Mr. Werbes was appointed to the board of directors of Bonus Resource Services, Ltd. Mr. Werbes was instrumental in assisting Bonus achieve it's first financings in order for the company to grow through mergers and acquisitions in the oil and gas market. While serving his four-year term on the Board, Bonus achieved revenues of approximately CDN$107,000,000 and an asset portfolio of approximately CDN$202,000,000 with approximately 1,200 employees. Mr. Werbes is a graduate of the Faculty of Law, University of British Columbia, 1972.

About Texen Oil & Gas, Inc.

TexEn Oil & Gas, Inc. is a development-stage oil and gas exploration & production (E&P) company with production assets primarily located in the Gulf Coast of Texas. In March 2003, the Company entered into a series of farmout agreements where third parties undertook the drilling costs in exchange for majority interests in its largest fields.

Through one of the company's wholly owned subsidiaries, Brookshire Drilling Service, L.L.C., the company offers well completion and well workover services. Texen has offices located in Brookshire and Victoria Texas. The company has workover rigs, which are fully equipped with work tanks, pumps, drill collars and all necessary items to work on wells in most applications. In addition the company has its own trucking equipment to move their rigs to location, and the heavy equipment necessary to do drill site preparation, clean up and general roustabout service, including painting, welding and pipeline repair.

This press release contains forward-looking statements within the Meaning of The Private Securities Litigation Reform Act of 1995 (the Act). These forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect the company's business and prospects and cause actual results to differ materially from these statements.

CONTACT:

Texen Oil & Gas, Inc.
Robert Baker Email: bbaker@texenoilandgas.com
John Templin Email : jtemplin@texenoilandgas.com
Tollfree 1-877-912-7063/Website www.texenoilandgas.com